Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2020 (June 18, 2020 as to the effect of the stock split described in Note 17), relating to the consolidated financial statements of Albertsons Companies, Inc. (“the Company”) appearing in the Prospectus dating June 25, 2020 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-236956 on Form S-1.

/s/ Deloitte &Touche LLP

Boise, Idaho

June 26, 2020